EXHIBIT 99.3

Email from Dick Cook to MAPICS employees world wide; to be sent at 9:00 AM 1/27/2005

TO: ALL MAPICS Employees Worldwide

I am excited to share with you that MAPICS has announced a definitive agreement to be acquired by Infor Global Solutions. Attached is the press announcement released this morning.

Infor is a privately held global provider of enterprise business solutions to the manufacturing and distribution industries. Infor’s acquisition of MAPICS results in one of the largest global providers focused exclusively on delivering world-class ERP and Supply Chain solutions to the manufacturing and distribution industries.

Please review the attached announcement package. The attachment includes a letter from Jim Schaper, Chairman and CEO of Infor Global Solutions, and me, plus a Question and Answer document which addresses the most pressing questions you may have.

You should have received a calendar invitation to a Company Meeting teleconference scheduled for 11:00 AM Eastern Standard Time today and we will further discuss today’s announcement. Details will be available on http://insight.mapics.com.

Regards,

Dick Cook

President & CEO

MAPICS, Inc.

Attachments:

1. Press Release

2. Announcement Package